EXHIBIT 10.20

December 10, 2012

Mr. Steven Gatoff

Dear Steven:

This letter agreement (the “Agreement”) sets forth the terms of your transition from iPass Inc. (the “Company”).

1. SEPARATION DATE. You voluntarily resigned from your position as Senior Vice President and Chief Financial Officer at the Company, effective as of February 22, 2013 (the “Separation Date”). From the date of this Agreement through the Separation Date (the “Transition Period”), you will continue to use your best efforts to perform your assigned job duties and you will continue to abide by all Company policies and procedures.

2. TRANSITION BENEFITS. If you timely sign and abide by the terms of this Agreement, and allow the releases contained herein to become effective, the Company will provide you the following transition benefits:

(a) Bonus Payment. Although you are not entitled to any bonus for 2013, the Company will pay you an amount equal to your target bonus for Q1 2013 (the “Bonus Payment”). The total amount of the Bonus Payment will be $28,750.00, subject to standard payroll deductions and withholdings. The Bonus Payment will be paid to you in a lump sum on the first regular Company payday at least ten (10) days following the Separation Date.

(b) Accelerated Vesting of Restricted Stock. During 2011, you were granted shares of the Company’s restricted stock, which vest, and the shares are released to you, over time as set forth in the governing restricted stock grant notice and the related notice of grant of award and award agreement (collectively, the “Restricted Stock Agreements”). As part of your transition benefits, the Company will accelerate the vesting of fifteen thousand (15,000) shares from this 2011 restricted stock grant such that you will be provided with these shares on your Separation Date. Except as modified in this Section 2(b), these shares of restricted stock shall continue to be governed by the terms of the Restricted Stock Agreements.

(c) Extended Exercise Period of Vested Options. During your employment, you were granted certain options to purchase the Company’s common stock. Vesting of these options shall cease on your Separation Date. However, as part of this Agreement, the Company will extend the period for you to exercise any options vested as of the Separation Date until November 22, 2013, or the expiration date of the option, whichever comes first. Except as expressly modified in this Section 2(c), your stock options shall continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.

3. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further acknowledge and agree that you are not entitled to receive and will not receive any severance benefits under the terms and conditions of any employment agreement with the Company, any Company severance benefit plan, or any Company change of control severance benefit plan.

4. RELEASE OF CLAIMS.

a. General Release. In exchange for the transition benefits that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

b. Scope of Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

c. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

d. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

e. Exceptions. Notwithstanding the foregoing, you are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

5. GENERAL. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

IPASS INC.

By:	/s/ J. Michael Badgis
J. Michael Badgis
Vice President of Worldwide Human Resources and Administration

AGREED:

/s/ Steven Gatoff
Steven Gatoff

12/10/12
Date